EXHIBIT 12.1



                          THE CHARLES SCHWAB CORPORATION

                Computation of Ratio of Earnings to Fixed Charges
                    (Dollar amounts in thousands, unaudited)

                                                                   Three Months Ended
                                                                         March 31,
                                                                   1995           1994
                                                                   ----           ----
Earnings before taxes on income                                 $ 63,381        $ 63,544
- ----------------------------------------------------------------------------------------

Fixed charges
  Interest expense - customer                                     71,905          30,949
  Interest expense - other                                         7,298           4,281
  Interest portion of rental expense                               4,673           4,031
- ----------------------------------------------------------------------------------------
  Total fixed charges (a)                                         83,876          39,261
- ----------------------------------------------------------------------------------------

Earnings before taxes on income and fixed charges (b)           $147,257        $102,805
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Ratio of earnings to fixed charges (b) divided by (a)*               1.8             2.6
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Ratio of earnings to fixed charges as adjusted**                     6.3             8.6
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 *  The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements.  For such purposes, "earnings" consist of earnings before taxes on income and fixed charges.  "Fixed charges" consist of interest expense incurred on payables to customers, term debt and one-third of rental expense, which is estimated to be representative of the interest factor.

**  Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.  Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.
